Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), dated as of February 22, 2018, is between Universal Insurance Holdings, Inc. a Delaware corporation (“Company”), and Stephen J. Donaghy (the “Executive”).

WHEREAS, the parties wish to establish the terms of Executive’s employment with the Company.

Accordingly, the parties agree as follows:

1. Employment and Acceptance. The Company will employ Executive, and Executive will accept employment, subject to the terms of this Agreement, effective as of January 1, 2018 (“Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2019. As used in this Agreement, the “Term” means the period beginning on the Effective Date and ending on the date Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that Executive’s employment terminates, the Company’s obligation to continue to pay all Base Salary and other benefits then accrued will terminate except as may be provided for in Section 5.

3. Duties and Title.

(a) Title. The Company will employ Executive to render full-time services to the Company, its parent, its subsidiaries and its affiliates (singularly, “Related Company” or collectively, “Related Companies”). The Company will employ Executive as Chief Operating Officer, reporting to the Chief Executive Officer of the Company.

(b) Duties. Executive will have such authority and responsibilities and will perform such duties as the Company or its Chief Executive Officer may assign, commensurate with his position. Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the Company’s or a Related Company’s business and interests.

(c) Other Business Activities. Executive may not engage in any activity that conflicts with the Company’s or a Related Company’s interests or would materially interfere with the performance of Executive’s duties to the Company, as determined by the Company in its sole discretion. Executive may not hold, directly or indirectly, an ownership interest of more than 2% in any entity which competes with the Company or a Related Company, as determined by the Company in its sole discretion.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Executive the following during the Term:

(a) Base Salary. The Company will pay Executive an annual base salary of $804,375, payable in accordance with the Company’s customary payroll practices (“Base Salary”), with no subsequent increases during the Term unless the Compensation Committee provides otherwise subsequent to the Effective Date.

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Employment Agreement

(b) Annual Bonus. For each year of the Term, Executive shall be entitled to receive a cash incentive award under Article X of the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), in an amount equal to 1.5% of the Company’s net income as reported in the Company’s Annual Report on Form 10-K (the “Annual Bonus”) for such year, which Annual Bonus shall be paid to Executive no later than March 15 of the year following the year to which the bonus relates. For the avoidance of doubt, if Executive has earned a bonus under this Section 4(b), he need not be employed on the bonus payment date to receive such bonus, provided, subject to Section 5(b) and Section 5(c), that he is employed through December 31 of the year to which the bonus relates.

(c) Participation in Executive Benefit Plans. Executive is entitled, if and to the extent eligible, to participate in the Company’s benefit plans generally available to Company employees in similar positions. Executive is eligible to participate in the Company’s equity incentive plans, including the Plan, at the Company’s sole discretion.

(d) Vacation. Executive will receive paid vacation of four weeks per fiscal year. Unused vacation days will be forfeited at the end of each fiscal year. Executive is not entitled to payment for unused vacation days upon the termination of employment. Notwithstanding the foregoing, for the fiscal year containing the Effective Date, Executive will receive four weeks of paid vacation.

(e) Expense Reimbursement. The Company will reimburse Executive for all appropriate business expenses Executive incurs in connection with Executive’s duties under this Agreement in accordance with the Company’s policies as in effect from time to time.

(f) Automobile Allowance. During the Term, the Company will pay Executive a monthly car allowance of $500 for the purposes of obtaining and maintaining an automobile to facilitate the performance of Executive’s duties.

(g) Insurance. During the Term, the Company will pay applicable premiums on a $1,000,000 term life insurance policy on Executive payable to Executive’s designee.

(h) Discretionary Equity Grants. The Compensation Committee will consider equity grants to Executive during the Term in accordance with its regular equity grant policy.

5. Termination of Employment.

(a) Payment Upon Termination. If Executive’s employment terminates for any reason, Executive will receive, within 30 days of termination, a lump sum cash payment equal to (1) accrued but unpaid Base Salary through the date of termination, (2) any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through the date of termination and (3) expenses reimbursable under Section 4(e) incurred but not yet reimbursed to Executive through the date of termination.

(b) Payment Upon Termination Without Cause. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice), Executive will receive, in addition to the payment specified in Section 5(a), (i) within 30 days of termination, a lump-sum cash payment equal to Executive’s Base Salary for a period equal to the

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Employment Agreement

remaining Term of the Agreement and (ii) by no later than March 15th of the year following the year in which the termination occurs, a pro rata portion of the Annual Bonus for the year of termination calculated on the basis of the Company’s actual performance for such year and prorated based on the numbers of days elapsed in such year through the date of termination, provided Executive executes (without revocation) a valid release agreement in a form reasonably acceptable to the Company. The Company will have no obligation to provide the benefits set forth in this Section 5(b) in the event that Executive breaches the provisions of Section 6. For purposes of this Agreement, “Cause” means, as determined by Company (or its designee), (1) Executive’s material breach of Executive’s obligations or representations under this Agreement, (2) Executive’s arrest for, conviction of or plea of nolo contendere to a felony, (3) Executive’s acts of dishonesty resulting or intending to result in personal gain or enrichment at the Company’s or a Related Company’s expense, (4) Executive’s fraudulent, unlawful or grossly negligent conduct in connection with Executive’s duties under this Agreement, (5) Executive’s engaging in personal conduct which seriously discredits or damages the Company or a Related Company, (6) contravention of the Company’s specific lawful directions or continuing inattention to or continuing failure to adequately perform the duties described under Section 3(b), (7) Executive’s material breach of the Company’s manuals, written policies, codes or procedures, (8) initiation of a regulatory inquiry, investigation or proceeding regarding Executive’s performance of duties on the Company’s or a Related Company’s behalf or (9) breach of Executive’s covenants set forth in Section 6 below before termination of employment. A termination for Cause is effective immediately or on such other date set forth by the Company.

(c) Payment Upon Termination for Good Reason. If during the Term Executive terminates Executive’s employment for Good Reason, Executive will receive, in addition to the payment specified in Section 5(a), (i) within 30 days of termination, a lump-sum cash payment equal to Executive’s Base Salary for a period equal to the remaining Term of the Agreement and (ii) by no later than March 15th of the year following the year in which the termination occurs, a pro rata portion of the Annual Bonus for the year of termination calculated on the basis of the Company’s actual performance for such year and prorated based on the numbers of days elapsed in such year through the date of termination, provided Executive executes (without revocation) a valid release agreement in a form reasonably acceptable to the Company. The Company will have no obligation to provide the benefits set forth in this Section 5(c) in the event that Executive breaches the provisions of Section 6. For purposes of this Agreement, “Good Reason” means, without Executive’s consent, the Company’s material breach of the Agreement. Executive must notify the Company in writing within 30 days of the occurrence of any breach constituting Good Reason. Executive must give the Company 30 days following receipt of such written notice to cure the breach.

(d) Termination Because of Death. If Executive’s employment terminates because of Executive’s death, within 30 days of termination Executive’s legal representatives will receive, in addition to the payments specified in Section 5(a), a lump-sum cash payment equal to Executive’s unpaid Base Salary from the date of termination through the last day of the month in which Executive’s death occurred and any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through such period.

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Employment Agreement

(e) Termination Because of Disability. The Company may terminate Executive’s employment because of Executive’s Disability. For purposes of this Agreement, “Disability” means a determination by the Company that, as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of Executive’s job with or without reasonable accommodation for a period of 90 consecutive days or 60 days in any six (6)-month period.

(f) Termination in Connection with a Change in Control.

i. Payment. In the event that, in connection with a Change in Control (as defined below) during the Term, Executive’s employment with the Company is involuntarily terminated by the Company other than for Cause or if Executive resigns for Good Reason upon or within 24 months following such Change in Control (notwithstanding the expiration of the Term), then, in lieu of any severance or other amounts payable by the Company under Section 5 of this Agreement or otherwise in connection with Executive’s termination of employment, the Company or its successor shall pay Executive no later than the sixtieth day following such termination of employment in connection with a Change in Control a cash lump sum amount equal to 24 months of Executive’s Base Salary at the time of such Change in Control. In addition, upon a Change in Control, all options held by Executive that were granted prior to the Effective Date of this Agreement shall vest and become immediately exercisable. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (1) there shall be consummated (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, or (2) any person, group, corporation or other entity shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Company’s outstanding common stock; provided, however, that in all cases, any such event described in this Section 5(f)(i) will not be determined to constitute a Change in Control unless the event constitutes either a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as such terms are described in Treasury Regulation Section 1.409A-3(i)(5).

ii. Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the value of any such Payments payable under this Agreement which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the independent accounting firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

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iii. Special Definition of “Good Reason”. For purposes of this Section 5(f), in addition to the definition above, “Good Reason” will also include (i) any material adverse change in Executive’s title, duties or reporting responsibilities and (ii) with respect to Executive’s title, duties, reporting responsibilities, compensation levels and situs of employment in effect after the expiration of the Term, any material adverse change in such title, duties, reporting responsibilities, compensation levels and situs of employment from those in effect immediately prior to the expiration of the Term.

6. Restrictions and Obligations of Executive.

(a) Non-Disparagement. Executive will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or a Related Company, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors, assigns, clients and agents. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(b) Confidentiality. During the course of Executive’s employment, Executive has had and will have access to certain trade secrets and confidential information relating to the Company and the Related Companies which is not readily available from sources outside the Company. The parties agree that the business in which the Company engages is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Executive recognizes that, by virtue of Executive’s employment by the Company, Executive is granted otherwise prohibited access to the Company’s confidential and proprietary data which is not known to its competitors and which has independent economic value to the Company and that Executive will gain an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its clients (collectively, all such nonpublic information is referred to as “Confidential Information”). This Confidential Information includes, but is not limited to, data relating to the Company’s marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company in pricing its insurance products and claims management, loss control and information management services, the Company’s computer system, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that the Company has negotiated with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients’ accounts, the composition and organization of clients’ business, the peculiar risks inherent in a client’s operations, highly sensitive details concerning the structure, conditions and extent of a client’s existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients’ particularized insurance requirements and preferences.

Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use it in any way. Executive will take all reasonable steps to safeguard the Confidential Information

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and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any such Confidential Information.

At the Company’s request from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

Notwithstanding anything herein to the contrary, Executive shall have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity.

(c) Non-Solicitation or Hire. While employed by the Company and for a period of 12 months following the termination of Executive’s employment for any reason (whether during or after the Term) (the “Non-Solicit Period”), Executive will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a client, customer or policyholder of the Company or a Related Company, or who was a client, customer or policyholder of the Company or a Related Company at any time during the 12-month period immediately prior to the date of termination, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or a Related Company and (2) any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the 12-month period immediately prior to the date Executive’s employment terminates to terminate such employee’s employment relationship with the Company or a Related Company, in either case, to enter into a similar relationship with Executive or any other person or any entity in competition with the Company or a Related Company. During the Non-Solicit Period, Executive will not enter into an employment relationship, directly or indirectly, with any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the 12-month period immediately prior to the date Executive’s employment terminates.

(d) Non-Competition. While employed by the Company and for a period of 12 months following Executive’s termination of employment for any reason (whether during or after the Term), Executive will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a Related Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or a Related Company during the 12-month period immediately prior to the date Executive’s employment terminates.

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Employment Agreement

(e) Company Policies. During the Term and all periods thereafter, Executive will remain in strict compliance with the Company’s policies and guidelines, including the Company’s code of business conduct or code of ethics.

7. Representations and Warranties by Executive. Executive represents and warrants the following:

(a) Skills and Competencies. Any resume, employment history or related information directly or indirectly provided by Executive to the Company, whether orally or in writing, is true, complete and accurate in all respects. Further, Executive is qualified by education and experience to perform the duties contemplated by this Agreement.

(b) Absence of Restrictions. Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive’s ability to perform Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

(c) Absence of Litigation. Within the 5-year period ending on the Effective Date, Executive has not been involved in any proceeding, claim, lawsuit or investigation alleging wrongdoing by Executive in connection with any prior employer before any court or public or private arbitration board or panel.

8. Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Company and the Related Companies for which there may be no adequate remedy at law and that the Company and the Related Companies are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining Executive from violating, or directing Executive to comply with, any provision of Section 6. Executive also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Related Companies against Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s and the Related Companies’ remedies for any breach of any restriction on Executive set forth in Section 6, except as required by law, Executive is not entitled to any payments set forth in Sections 5(b) or 5(c) if Executive has breached the covenants contained in Section 6. Executive will immediately return to the Company any such payments previously received under Sections 5(b) or 5(c) upon such a breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5(b) or 5(c).

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Employment Agreement

9. Code Section 409A. The provisions of this Section 9 shall apply notwithstanding any provision of this Agreement related to the timing of payments following Executive’s termination or resignation.

(a) Delay of Payments. If, at the time of Executive’s termination or resignation with the Company, Executive is a Specified Employee (as defined below), then the payments under Section 5(b), any outstanding awards payable under the 2009 Omnibus Incentive Plan and any other amounts payable under this Agreement that the Company determines constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive’s date of termination or resignation (the “Short-Term Deferral Date”), at which time such delayed amounts will be paid to Executive in a cash lump sum (the “Catch-Up Amount”). If payment of an amount is delayed as a result of this Section 9(a), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 9(a) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive’s termination or resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 9(a) shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive’s death.

(b) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

(c) “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of Executive’s employment that constitutes a Separation from Service.

(d) Separate Payments and Reimbursements. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.

10. Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

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Employment Agreement

If to Executive:	If to the Company:

Stephen J. Donaghy to Executive’s most recent address on file with the Company	1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Beth Wallace

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address is effective only upon actual receipt.

11. Stock Ownership Guidelines. Executive will comply with all stock ownership and stock retention guidelines or policies established by the Board and the Committee, as in effect from time to time.

12. Claw Back Policy. All compensation granted to Executive hereunder shall be subject to any and all claw back policies of the Company, as in effect from time to time.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

14. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15. Governing Law: This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully performed and executed in such State.

16. Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

17. Assignability by the Company and Executive. The Company may assign this Agreement, and the rights and obligations hereunder, at any time. Other than to the extent provided in Section 5(d), Executive may not assign this Agreement or the rights and obligations hereunder.

18. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

19. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

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20. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

21. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company’s opinion to satisfy all obligations for the payment of such withholding taxes.

22. Obligations Survive Termination of Employment. The termination of Executive’s employment for whatever reason will not impair or relieve Executive of any of Executive’s obligations under this Agreement which, by their express terms or by implication, extend beyond the term of Executive’s employment.

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Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Stephen J. Donaghy
Stephen J. Donaghy

UNIVERSAL INSURANCE HOLDINGS, INC.

By: /s/ Sean P. Downes
Name: Sean P. Downes
Title: Chief Executive Officer